Exhibit 3.5

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

FLORIDA BANK GROUP, INC.

Pursuant to Section 607.1006, Florida Statutes, the Articles of Incorporation of Florida Bank Group, Inc. are hereby amended as follows:

FIRST: Section A of Article IV of the Articles of Incorporation is hereby amended by deleting the text of such provision in its entirety and substituting the following provision in lieu thereof:

ARTICLE IV

Capital Stock

A.	Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 250,000,000 with a par value of $.01 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 5,000,000 with a par value of $.01 per share.

SECOND: The foregoing amendment was adopted by the holders of all the outstanding shares of common stock, being the sole voting group entitled to vote on the amendment, on April 27, 2011 and the number of votes cast for the amendment was sufficient for approval by the holders of common stock.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed and attested to by its duly authorized officers as of this 29th day of April, 2011.

FLORIDA BANK GROUP, INC.

By:	/s/ Susan Martinez
Susan Martinez
President and Chief Executive Officer

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 29th day of April, 2011, by Susan Martinez, as President and Chief Executive Officer of Florida Bank Group, Inc., on behalf of the Corporation.

/s/ Robin M. Hicks
Printed Name: Robin M. Hicks
Notary Public, State of Florida

Personally Known ☒ or Produced Identification ☐

Type of Identification Produced ___________________________________

2